EXHIBIT 10.12
ANIXTER INC. EXCESS BENEFIT PLAN
RESTATED EFFECTIVE JANUARY 1, 2009
     1. History and Purpose: Anixter Inc. (the “Company”) established the Anixter Bros., Inc. Excess Benefit Plan effective as of August 1, 1985. The Anixter Bros., Inc. Excess Benefit Plan has been amended from time to time to reflect Company directives and to comply with changes in applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This restatement, effective January 1, 2009, consolidates all prior amendments, updates references, makes nonsubstantive changes and renames the Anixter Bros., Inc. Excess Benefit Plan as the Anixter Inc. Excess Benefit Plan (the “Excess Plan”). The purpose of the Excess Plan is to provide the benefits which designated participants in the Anixter Inc. Pension Plan (the “Pension Plan”) would have received under the Pension Plan except for the maximum benefit limitations prescribed by the Pension Plan and the Code (the “Benefit Limitations”).
     2. Eligibility and Participation: An employee shall be a participant in and entitled to benefits under the Excess Plan (a “Participant”) if:
(a)	He is a participant in the Pension Plan, and

(b)	He is designated as a Participant in this Excess Plan by the Board of Directors of the Company (the “Board”).
     3. Amount of Benefit: The amount of the benefit under the Excess Plan shall be the amount by which (a) below exceeds (b) below:
(a)	The amount of the benefit which the Participant (or his surviving spouse or other beneficiary (a “Beneficiary”)) would have been entitled to receive under the Pension Plan without regard to the Benefit Limitations set forth in the Pension Plan and contained herein and without regard to the additional benefit described in Supplement 3 to the Pension Plan, if any.

(b)	The amount of the benefit which the Participant (or his Beneficiary) is entitled to receive under the Pension Plan.
     4. Benefit Payments: Any former Participant who terminated employment with the Company on or before December 31, 2004, was fully vested in the Excess Plan and received no further accruals after that date shall have his benefits payable at the same time and in the same manner and form as the benefits under the Anixter Inc. Pension Plan. Benefit payments to all other Participants shall be made as follows.
(a)	Normal Benefit Commencement Date. Unless a Participant has made a timely election under subsection (b) below, the payment of benefits under the Excess Plan will commence on the first day of the month coincident with or next following the date when a Participant no longer performs services for the Company due to: (i) Retirement; (ii) Disability; or (iii) if the Participant has made an election to receive his benefits in the form of a 50% Joint and Survivor Annuity under subsection (c) below, death. Notwithstanding anything herein to the contrary, in the event that a Participant incurs a separation from service prior to obtaining age fifty-five (55), payment of his benefit shall not commence until the later of the first day of the month coincident with or next following the date that such Participant attains age sixty-five (65), or such other later date as provided herein.

(b)	Optional Benefit Commencement Date. A Participant may elect to delay the normal benefit commencement date specified in subsection (a) above to commence on the first day of any month after he no longer performs services for the Company due to an event described in subsections (a)(i) through (a)(iii) above in accordance with this subsection (b). If eligible to make an election under this subsection (b), a Participant may elect to delay commencement of benefits to any permissible date up to his Normal Retirement Date, and such Participant’s monthly benefit amount as of such commencement date shall be adjusted so as to be Actuarially Equivalent to a Life Annuity (or Joint and Survivor Annuity, if so

elected) commencing on his Normal Retirement Date. To be effective, any such election of an optional benefit commencement date must meet all of the following requirements: (i) the election must be made not less than twelve (12) months prior to the date benefits would have otherwise commenced; (ii) unless a payment relates to Disability or death, the election must be made before the Participant attains age sixty (60), and commencement of benefit payments must be deferred for a period of no less than five (5) years from the date the benefit payments would otherwise have commenced; and (iii) the election shall not take effect until at least twelve (12) months after the date on which such election is made.
(c)	Form of Payment. The normal form of payment of benefits under the Excess Plan will be a Life Annuity. Notwithstanding the foregoing, a Participant may choose to receive his benefits under the Excess Plan in the form of a 50% Joint and Survivor Annuity for the life of the Participant and any Beneficiary, rather than in the form of a Life Annuity. If the Participant designates a Beneficiary which is not an individual, the Beneficiary shall be deemed to have the same life expectancy as the Participant. In such event, the monthly Joint and Survivor Annuity benefits shall be adjusted so as to be Actuarially Equivalent to the Participant’s monthly Life Annuity benefit, and the amount of the survivor annuity shall be fifty percent (50%) of the Participant’s monthly Joint and Survivor Annuity benefit payable to the Participant.

(d)	Cash Out of Small Amounts. Notwithstanding the request of a Participant or Beneficiary, if the present value of a Participant’s benefit as of his commencement date is calculated to be less than the applicable dollar amount for elective deferrals under Code Section 402(g)(1)(B) then in effect (as adjusted for cost-of-living increases under Code Section 402(g)(4)), the Company shall distribute the Participant’s benefit in a lump sum to the Participant or Beneficiary as soon as practicable on or after such Participant’s commencement date.

(e)	Delay in Commencement for Specified Employees. Notwithstanding anything in this Section 4 to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date he no longer performs services for the Company due to an event specified in subsections (a)(i) through (a)(iii) above, no benefit shall be paid from the Excess Plan sooner than the first day of the month that is at least six (6) months after such date. In such event, the benefit shall be determined as if payments had commenced as originally provided herein, and the first payment to the Participant shall include an amount equal to the sum of periodic payments which would have been paid to such Participant but for the six (6) month delay required by Section 409A(a)(2)(B)(9) of the Code.

(f)	Definitions. The following definitions apply to terms used in this Section 4:
(i)	“Actuarially Equivalent” has the meaning ascribed in Section 1.01 of the Pension Plan.

(ii)	“Disability” means the Participant is: (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (C) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

(iii)	“Joint and Survivor Annuity” means a monthly annuity that is paid to the retired Participant with a survivor annuity paid during the life of the surviving spouse or nonspouse beneficiary after the Participant’s death.

(iv)	“Life Annuity” means a monthly annuity that is paid to the retired Participant for as long as he lives and which does not provide for any payments to a Beneficiary following the Participant’s death.

(v)	“Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s sixty-fifth (65th) birthday.

(vi)	“Retirement” means a Participant’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1)(i) which occurs on or after his attainment of age fifty-five (55).
     5. Funding: The benefits under the Excess Plan shall be paid from the general assets of the Company. The Company shall not be required to segregate any assets to be used for payment of benefits under the Excess Plan.
     6. General Provisions:
(a)	Employment Rights. The Excess Plan does not constitute a contract of employment and participation in the Excess Plan will not give any employee the right to be retained in the employ of the Company, nor any right or claim to a benefit under the Excess Plan unless specifically provided by the Excess Plan.

(b)	Interests Not Transferable. The interests of persons entitled to benefits under the Excess Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provision of the Code, or any state’s income tax act or pursuant to compliance with a qualified domestic relations order pursuant to the Employee Retirement Income Security Act of 1974, as amended, may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

(c)	Controlling Law. The internal laws of Illinois excepting any conflicts of law provisions shall be controlling in all matters relating to the Excess Plan except to the extent superseded by the laws of the United States.

(d)	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular.

(e)	Action by Company. Any action required or permitted by the Company under the Excess Plan shall be by resolution of its Board or any persons authorized by resolution of its Board.

(f)	Interpretation. This Excess Plan shall be administered and interpreted by the Board in its discretion, and all Participants shall be bound by the decision of the Board, which shall be final and conclusive.
     7. Committee Administration.
(a)	In General. The Excess Plan shall be administered by the Anixter Inc. Employee Benefits Administrative Committee or any successor thereto (the “Committee”), which shall have the sole authority to construe and interpret the terms and provisions of the Excess Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Excess Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee. The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company. The determination of the Committee as to any disputed questions arising under this Excess Plan, whether of law or of fact, or mixed questions of law and fact, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to his benefits, if any, under the Excess Plan.
(b)	Claims Procedure. If the Committee denies a benefit, in whole or in part, it shall advise the Participant or Beneficiary, as applicable, of (i) the specific basis or bases for the denial (ii) references to the specific Excess Plan provisions upon which the denial is based (iii) a description of any additional material or information that the Participant or beneficiary needs to process the claim, and an explanation of why that material or information is necessary; and (iv) a statement of the Excess Plan’s appeal procedures as hereinafter set forth. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee within sixty (60) days of the denial by the Committee. Such person has the right to request, free of charge, and obtain copies of all documents, records, and other information that was relied upon by the Committee in denying such person’s benefits or was submitted, considered, or generated in the course of making the benefit denial, regardless of whether it was used in denying the claim. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination within sixty (60) days, plus an extension for an additional sixty (60) days in special circumstances, and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Excess Plan. No claimant may bring any action challenging a decision of the Committee at any time more than one year after the final written decision of the Committee is rendered.

(c)	Indemnity of Committee. To the maximum extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the Committee, each member of the Committee, any employee of the Company, or any individual acting as an employee or agent of any of it (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith in connection with the Excess Plan (or any related trust agreement), including expenses reasonably incurred in the defense of any claim relating thereto
     8. Amendment or Termination: The Company may amend or terminate the Excess Plan at any time, except that, without the consent of any Participant in the Excess Plan, no such amendment or termination shall reduce his right to receive any benefit accrued hereunder prior to the date of such amendment or termination.
     IN WITNESS WHEREOF, the Company has caused this restatement of the Anixter Inc. Excess Benefit Plan to be executed by its duly authorized officer as of this 23rd day of February, 2009 to be effective as of January 1, 2009.

Anixter Inc.

By:	/s/ Bradd Easton

Title:	Associate General Counsel